Exhibit 15.25

MRS. POERBANINGSIH ADI WARSITO, SH

NOTARY AND LAND DEED OFFICER

Decree of the Minister of Justice Number M-96-HT.03.01-TH.1984, dated: 7 December 1984

Decree of the Minister of Home Affairs Number 141/DJA/1985, dated: 5 June 1985

DEED DATED	: 25 March 2009

NUMBER	: 39.-

AMENDMENT TO CREDIT AGREEMENT

(COPY)

AMENDMENT TO CREDIT AGREEMENT

•	Number: 39.-

•	11.30 (eleven hours thirty minutes) Western Indonesia Time.

•	On this day, Wednesday, 25-03-2009 (twenty-fifth of March, two thousand and nine).

•	Appeared before me, Mrs. POERBANINGSIH ADI WARSITO, Sarjana Hukum, Notary in Jakarta, attended witnesses that I, Notary, am acquainted with and whose name will be identified at the end of this deed:

I.

Mr. HENDRA GUNAWAN, born in Jakarta on 11-11-1970 (eleventh of November, nineteen seventy), Indonesian citizen, Vice President Director of the company which will be identified below, domiciled in South Jakarta, GD Peluru Blok P/393, Rukun Tetangga 009, Rukun Warga 003, Keluharan Kebon Baru, Kecamatan Tebet.

•	Holder of Identity Card Number: 09.5301.111170.0215.

•

According to his statement in this matter acting in his aforementioned capacity, therefore duly acting for and on behalf of PT BANK DBS INDONESIA Tbk., domiciled IN Central Jakarta, whose articles of association and amendments thereto have been published in the following State Gazettes of the Republic of Indonesia:

•	dated 11-01-2000 (eleventh of January, two thousand) number: 3, Supplemental number: 126;

•	dated 29-12-2000 (twenty-ninth of December, two thousand) number: 104, Supplemental number: 384;

•	dated 31 -10-2000 (thirty-first of October, two thousand) number: 87, Supplemental number: 66l5;

•	dated 21-01-2003 (twenty-first of January, two thousand and three) number: 6, Supplemental number: 54;

•	dated 04-07-2003 (fourth of July, two thousand and three) number: 53, Supplemental number: 5249;

•	dated 24-03-2005 (twenty-fourth of March, two thousand and five) number: 24, Supplemental number: 2998;

which articles of association was lastly amended by deed dated 04-08-2005 (fourth of August, two thousand and five) number: 14, prepared before ELIWATI TJITRA, Sarjana Hukum, Notary in Jakarta, the report of such amendment having been received and registered in the Sisminbakum Database of the Directorate General of General Legal Administration of the Department of Law and Human Rights of the Republic of Indonesia, as certified in letter dated 15-08-2005 (fifteenth of August, two thousand and five) number: C-22715 HT.01.04.TH.2005. The latest composition of the Board of Directors and Board of Commissioners is as set out in deed dated 31-08-2007 (thirty-first of August, two thousand and seven) number: 190, prepared before ELIWATI TJITRA, Sarjana Hukum, Notary in Jakarta.

The articles of association was subsequently amended in its entirety to conform with Law Number 40 of 2007 (two thousand and seven) on Limited Liability Company, as incorporated in deed dated 02-09-2008 (second of September, two thousand and eight), number: 22, prepared before ELIWATI TJITRA, Sarjana Hukum, Notary in Jakarta, which deed has received approval from the Minister of Law and Human Rights of the Republic of Indonesia dated 23-09-2008 (twenty-third of September, two thousand and eight, Number: AHU-68225.AH.01.02. Year 2008.

•	PT DBS INDONESIA shall hereinafter be referred to as “DBS”.

II.

Mr. JOHNNY SWANDI SJAM, born in Jakarta, on 15-08-1960 (fifteenth of August, nineteen sixty), Indonesian citizen, President Director of the company which will be identified herein below, domiciled in East Jakarta, Jalan Pulo Asem I number: 10, Rukum Tetangga 003, Rukum Warga 001, Kelurahan Jati, Kecamatan Pulo Gadung.

•	Holder of Identity Card number: 09.5402.150860.0425.

•

According to his statement in this matter acting in his aforementioned capacity, therefore duly representing the Board of Directors of, and therefore duly acting for and on behalf of, PT INDOSAT Tbk., domiciled in Jakarta, whose articles of association has been amended in its entirety to conform with Law number 40 of 2007 (two thousand and seven) on Limited Liability Company as incorporated in deed dated 14-07-2008 (fourteenth of July, two thousand and eight) number: 109, prepared before SUTJIPTO, Sarjana Hukum, Notary in Jakarta, which deed has received approval from the Minister of Law and Human rights of the Republic of Indonesia dated 06-08-2008 (sixth of August, two thousand and eight), Number: AHU-48398.AH.01.02.Year 2008.

The latest composition of Board of Directors and Board of Commissioners are as set out in deed dated 25-08-2008 (twenty-fifth of August, two thousand and eight), number: 344, prepared before AULIA TAUFANI, Sarjana Hukum, then substituting for SUTJIPTO, Sarjana Hukum, Notary in Jakarta

This Amendment to Credit Agreement constitute an integral part of the deed of Credit Agreement Number: 02 dated 01-11-2007 (first of November, two thousand and seven), prepared before me, Notary, which has received approval from the Board of Commissioners of PT Indosat Tbk. as set out in the Circular Resolution of the Board of Commissioners of PT INDOSAT Tbk., prepared privately and affixed with sufficient duty stamps, dated 12-03-2007 (twelfth of March, two thousand and seven).

PT INDOSAT Tbk shall hereinafter be referred to as: “DEBTOR”.

DBS and the DEBTOR shall be jointly be referred to as the “Parties” and each as a “Party”.

•	The Parties shall first make the following representations:

A.

Whereas, the Debtor has received a Credit Facility from DBS comprising of a term loan Facility up to a principal amount of Rp.500,000,000,000.00 (five hundred billion rupiah) as stated in the deed of Credit Agreement Number: 02 dated 01-11-2007 (first of November, two thousand and seven), prepared before me, Notary (“Credit Agreement”).

B.

Whereas, pursuant to letter number: 08/HOO-HBO/FIN/O9 dated 28-01-2009 (twenty eighth of January, two thousand and nine) and letter number: 018/HOO-HBO/FIN/O9 dated 13-02-2009 (thirteenth of February, two thousand and nine), the Debtor has stated its intention to amend several provisions of the Credit Agreement.

C.	Whereas, pursuant to letter dated 27-02-2009 (twenty-seventh of February, two thousand and nine), DBS has agreed to amend several provisions of the Credit Agreement.

In accordance with the above representations, DBS and the Debtor has agreed to amend the terms and conditions of the Credit Agreement by executing a deed of Amendment to Credit Agreement upon the following terms and conditions:

Article 1

DBS and the Debtor agree to amend a number of terms and conditions of the Credit Agreement as follows:

1.	Amend Article 1 of the Credit Agreement by adding the definitions of EBITDA, Equity, and Group and Debt:

a.	incorporate the definition of EBITDA after the definition of Drawdown Time Limit, as follows:

“EBITDA” means, for any period, an amount equal to the sum of operating income (calculated before finance costs, taxes, non-operating income or expenses and extraordinary and exceptional items) plus depreciation and amortization, and, in the case of calculation of the ratio of aggregate Debt to EBITDA as referred to in Article 12.j. point c, EBITDA also take into account pro forma effect to any material acquisition or disposal of assets or businesses as if such acquisition or disposal had occurred on the first day of such period.

b.	incorporate the definition of Equity after the definition of EBITDA in Article 1 of the Credit Agreement, as follows:

“Equity” means total assets less liabilities, where liabilities exclude all indebtedness advanced by any (direct or indirect) shareholder of the Issuer to any member of the Group which is subordinated to any Debt.

c.	incorporate the definition of Group after the definition of Credit Facility in Article 1 of the Credit Agreement, as follows:

“Group” means the Debtor and its Subsidiaries.

d.	Incorporate the definition of Debt after the Definition of Credit in Article 1 of the Credit Agreement, as follows:

“Debt” means, with respect to any person (without duplication):

(i)	the principal of and premium (if any) in respect of debt of such person for money borrowed and debt evidenced by notes, debentures, bonds or other similar instruments which bears payable interest; and

(ii)	all obligations of such person in relation to procurement payables constituting accounts payable to such person’s suppliers:

(a)	which bear interest; and

(b)	payment for such accounts payable is due more than six (6) months after the date of invoice.

but, in relation to any member of the Group, deducting all indebtedness advanced by any (direct or indirect) shareholder of the Issuer to such member of the Group which is subordinated to any debt received by any member of the Group from non-Group members.

2.	Amend Article 12.10. point a of the Credit Agreement concerning the total debt to equity ration to become as follows:

a.	the ratio of aggregate Debt to Equity shall not exceed 2.5:1 (two point five to one) as stated in every quarterly consolidated financial statements.

3.	Amend Article 12.10. point b of the Credit Agreement concerning the EBITDA to payment of debt interest ratio to become as follows:

b.	the ratio between EBITDA to interest expense shall be at least 3:1 (three to one) as stated in every audited annual consolidated financial statements.

4.	Amend Article 12.10. point c of the Credit Agreement concerning the total debt to ratio to become as follows:

c.	the ratio between total Debt to EBITDA shall not exceed 3.5:1 (three point five to one) as stated in every audited annual consolidate financial statements.

Article 2

All reference to “equity” in the Credit Agreement shall be amended to “Equity” as defined in this Amendment to Credit Agreement.

Article 3

All terms and conditions as set out in the Credit Agreement shall remain applicable to and binding upon DBS and the Debtor, except with regard to matters specifically provided under this Amendment to Credit Agreement.

Article 4

This Amendment to Credit Agreement becomes effective upon the signing of the deed of Amendment to Credit Agreement by DBS and the Debtor.

In connection to the matters elaborated above, the appearers acting in their aforementioned capacities represent that all provisions as provided and determined in the Credit Agreement, unless expressly amended pursuant to this deed shall continue to apply, thus the Credit Agreement and this deed shall constitute one integral part and duly binding upon the parties.

The appearers hereby assure the authenticity of identity of the appearers as declared in their identifications presented to me, Notary, and are fully liable in that regard and the appearers further represent to have understood the content of this deed.

The appearers are acquainted by me, Notary, as per their identifications.

In regard to all matters elaborated above, it is hereby prepared:

THIS DEED

Prepared as minute and read signed in Jakarta on the day and date as stated at the beginning of this deed, attended by:

1.

Mrs. SITI RUMANDANG BULAN LUBIS, Sarjana Hukum, Notary Magister, born in Medan on 31-01-1978 (thirty-first of January, nineteen seventy-eight), Indonesian Citizen, domiciled in East Jakarta, Komplek Bina Marga Nomor 2, Rukun Tetangga 001, Rukun Warga 003, Kelurahan Cipayung, Kecamatan Cipayung

Holder of Identity Card number: 09.5406.710178.8501

2.

Mrs. DIYAH SUWATI, born in Solo on 26-10-1964 (twenty-sixth of October, nineteen sixty-four), Indonesian citizen, privately employed, domiciled in Tangerang, Jalan Talas II, Pondok Cabe Ilir, Rukung Tetangga 02, Rukun Warga 01, Kelurahan Pondok Cabe Ilir, Kecamatan Pamulang.

Holder of Identity Card number: 3219222004.1786503.

For the time being residing in Jakarta

Both Assistant Notary, as witnesses.

Immediately after this deed has been read by me, Notary, to the appearers and witnesses, the same is forthwith signed by the appearers, witnesses and me, Notary.

Signed with three scratches with replacement.

The original of this deed as been duly signed.

PREPARED AS A TRUE IDENTICAL COPY

[duty stamp: Rp.6,000]

[notary’s seal]

[signed]